UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 23, 2008

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 23, 2008, the Board of Directors of Cantel Medical Corp. appointed George L. Fotiades (54) as a member of the Board to fill the vacancy created by the resignation of R. Scott Jones as a director on April 23, 2008.

Mr. Fotiades has served as Chairman of the healthcare investment practice of Diamond Castle Holdings LLC, a private equity investment firm, since April 2007. From February 2004 to May 2006, Mr. Fotiades was President and Chief Operating Officer of Cardinal Health, Inc., a leading provider of products and services supporting the healthcare industry. Prior to that position, he served since 1996 in various positions at Cardinal Health or its predecessor, including President and CEO of Cardinal’s Pharmaceutical Technologies and Services segment, the largest provider of contract manufacturing and packaging services to the pharmaceutical industry. Previously, he served in a variety of executive roles including President of Warner-Lambert’s consumer healthcare business and senior positions at Bristol-Myers Squibb, Wyeth and Procter & Gamble.

Mr. Fotiades is non-executive Chairman of Catalent Pharma Solutions and a Director of ProLogis (NYSE:PLD) and The Alberto-Culver Company (NYSE:ACV).  He holds an A.B. from Amherst College and an M.M. from the Kellogg School of Management at Northwestern University.

In connection with his appointment, on May 23, 2008, Mr. Fotiades was granted an option to purchase 15,000 shares of Common Stock under our 2006 Equity Incentive Plan. The option has a five year term and is exercisable in three equal annual installments of 5,000 shares each commencing on May 23, 2008. Mr. Fotiades will be eligible for quarterly and annual options under the 2006 Equity Incentive Plan, as well as director’s fees, on the same terms as the other non-employee directors of the Registrant (as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 27, 2007), except that for fiscal 2008 he will receive a pro rata portion of the annual retainer based on the number of months in which he serves as a director in fiscal 2008.

To date, no decision has been made as to the committees of the Board on which Mr. Fotiades will serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.
(Registrant)

	By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer,
President

Date: May 28, 2008